Exhibit 10.56

Execution Copy

ASSET PURCHASE AGREEMENT

BY

AND

AMONG

LOGO ACQUISITION CORPORATION

GEOLOGIC SOLUTIONS, INC.

MOTIENT COMMUNICATIONS INC.

MOTIENT LICENSE INC.

MOTIENT SERVICES INC.

MOTIENT HOLDINGS INC.

dated as of

June 19, 2006

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of June 19, 2006, by and among Logo Acquisition Corporation, a Delaware corporation (the “Purchaser”), GeoLogic Solutions, Inc., a Delaware corporation (“Logo Parent”), Motient Communications Inc., a Delaware corporation (“Communications”), Motient License Inc., a Delaware corporation (“License”), Motient Services Inc., a Delaware corporation (“Services”, and together with Communications and License, the “Seller Parties”), and Motient Holdings Inc., a Delaware corporation (“Parent”).

WHEREAS, Logo Parent owns, directly or indirectly, all of the issued and outstanding capital stock of the Purchaser.

WHEREAS, Parent owns, directly or indirectly, all of the issued and outstanding capital stock of the Seller Parties;

WHEREAS, the Seller Parties own or hold certain assets that are used in, or relate to, the provision of wireless data communications through the DataTAC network and iMotient Solutions platform (the “Business”);

WHEREAS, the Purchaser desires to purchase, and the Seller Parties desire to sell, the assets of the Business, and the Purchaser desires to assume the Assumed Liabilities (as hereinafter defined) all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1         Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable”: As defined in Section 2.1(f).

“Affiliate”: With respect to a Person, any Person directly or indirectly, controlling, controlled by or under common control with the Person specified.

“Agreement”: As defined in the Preamble to this Agreement.

“Assigned Contracts”: As defined in Section 2.1(b).

“Assumed Liabilities”: As defined in Section 2.3.

“Bank Accounts”: As defined in Section 2.1(g).

“Business”: As defined in the Recitals to this Agreement.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by Law to close.

“Closing”: The consummation of the Transaction on the Closing Date.

“Closing Date”: As defined in Section 2.6.

“Closing Specified Liabilities”: As defined in Section 2.9(d).

“Closing Specified Liabilities Amount”: As defined in Section 2.9(d).

“COBRA”: As defined in Section 5.4(e).

“Code”: The United States Internal Revenue Code of 1986, as amended.

“Communications”: As defined in the Preamble to this Agreement.

“Continuing Employees”: As defined in Section 5.4(a).

“Employment Offer Date”: As defined in Section 5.4(a).

“Escrow Accounts”: As defined in Section 2.9(b).

“Escrow Agent”: As defined in the Escrow Agreement.

“Escrow Agreement”: As defined in Section 2.7(a)(vi).

“Escrow Amounts”: As defined in Section 2.5(b).

“Excluded Assets”: As defined in Section 2.2.

“Excluded Marks”: As defined in Section 5.15.

“FCC”: As defined in Section 5.1.

“FCC Approval”: As defined in Section 5.1.

“Final Order”: As defined in Section 6.1(d).

“Formal Claim”: A claim, solely to the extent with respect to any General Liability alleged against any of the Seller Parties or Parent in an action, arbitration or other proceeding formally commenced, conducted or heard by or before, or otherwise involving, any Government Authority, arbitrator or mediator or any other claim that any of the Seller Parties or Parent reasonably believes, in good faith, could result in any such action, arbitration or other proceeding.

“FSA Participant”: Any Continuing Employee who, at the Closing, is a participant, and who maintains a positive account balance, in any Seller Party FSA.

“General Liabilities”: As defined in Section 2.9(c).

“General Liability Amount”: As defined in Section 2.9(b).

“General Liability Escrow Account”: As defined in Section 2.9(b).

“Government Authority”: Any Federal, state, municipal or local government, administrative or legislative body, governmental or regulatory agency or authority, bureau, commission, court, tribunal, judicial body, department or other instrumentality or other governmental entity of the United States or any foreign country.

“Intellectual Property”: As defined in Section 2.1(d).

“Laws”: Any applicable Federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, injunction, decree, treaty, principle of common law or reported decision of any court of any Government Authority, including environmental laws.

“License”: As defined in the Preamble to this Agreement.

“Lien”: Any charge, claim, community property interest, condition, equitable interest, lien (including any Tax lien), mortgage, option, pledge, security interest, right of first refusal, easement, servitude, right of way, or other encumbrance or restriction of any kind, including any restrictions on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Lincolnshire Office”: The office space leased by Communications at 300 Knightsbridge Pkwy., Lincolnshire, IL 60069.

“Logo Parent”: As defined in the Preamble to this Agreement.

“Losses”: As defined in Section 8.1.

“Offered Employees”: As defined in Section 5.4(a).

“Parent”: As defined in the Preamble to this Agreement.

“Patent Assignment Agreement”: As defined in Section 2.7(a)(v)

“Patents”: Inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and patents, patent applications and disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof.

“Permits”: As defined in Section 2.1(e).

“Person”: An individual, corporation, partnership, limited liability company, association, trust or other entity, organization or Government Authority.

“Purchase Price”: As defined in Section 2.5(a).

“Purchased Assets”: As defined in Section 2.1.

“Purchaser”: As defined in the Preamble to this Agreement.

“Purchaser FSA”: The flexible spending account for medical or dependent care expenses under the plan maintained by the Purchaser pursuant to Section 125 and Section 129 of the Code.

“Records”: As defined in Section 2.1(c).

“Remaining Escrow Amounts”: As defined in Section 2.9(e)(iv).

“Seller Parties”: As defined in the Preamble to this Agreement.

“Seller Party FSA”: Any flexible spending account for medical or dependent care expenses under a plan maintained by any of the Seller Parties pursuant to Section 125 and Section 129 of the Code.

“Services”: As defined in the Preamble to this Agreement.

“Specified Liabilities”: As defined in Section 2.9(c).

“Specified Liability Amount”: As defined in Section 2.9(a).

“Specified Liability Escrow Account”: As defined in Section 2.9(a).

“Sublease”: As defined in Section 2.7(a)(iv).

“Taxes”: All taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, real and personal property, sales, use, franchise, excise, stamp, leasing, lease, use, transfer, employee’s income withholding, other withholding, unemployment and social security taxes, which are imposed by any Government Authority, and any interest, penalties or additions attributable thereto.

“Termination List”: As defined in Section 5.4(a).

“Transaction”: The purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities and the other transactions contemplated by this Agreement and the agreements, contracts and documents executed and/or delivered pursuant hereto.

“Transition Services Agreement”: As defined in Section 2.7(a)(iii).

“Transfer Taxes”: As defined in Section 5.4.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

Section 2.1         Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, each of the Seller Parties shall, and Parent shall cause each of the Seller Parties to, sell, convey, transfer, assign and deliver to the Purchaser all of the Seller Parties’ respective right, title and interest, as of the Closing, in and to all of the assets of each of the Seller Parties other than those assets that are Excluded Assets (the “Purchased Assets”), free and clear of all Liens, except for those Liens set forth on Schedule 3.7. The Purchased Assets shall include, but not be limited to, the following:

(a)          Tangible Assets. All tangible assets owned by the respective Seller Parties including, without limitation, all computers, host servers and related equipment, peripheral devices, office equipment and furnishings owned by the respective Seller Parties other than any such tangible assets set forth on Schedule 2.2;

(b)          Contracts. All rights, if any, of the respective Seller Parties under all contracts, leases, licenses and other agreements of the Seller Parties, or any portions thereof (the “Assigned Contracts”) other than any contract, lease, license or other agreement set forth on Schedule 2.2;

(c)          Books and Records. Except for materials relating exclusively to Excluded Assets, all books and records, files and papers, including personnel files, literature, graphic materials, mailing lists, pricing and information manuals, sales literature or other sales aids, computer data in the form it exists as of the Closing, customer lists and all other information relating to the Business, Purchased Assets or Assumed Liabilities or which are necessary for the Business other than any such materials set forth on Schedule 2.2;

(d)          Intellectual Property and Intangibles Assets. All right, title and interest of the Seller Parties in and to all intellectual property related primarily to or used primarily in the Business (collectively, the “Intellectual Property”), including, without limitation: (i) the Patents listed on Schedule 3.8(a); (ii) FCC Licenses; and (iii) goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the Laws of all jurisdictions; provided, however, that Intellectual Property shall not include any Intellectual Property set forth on Schedule 2.2.

(e)          Permits. All of the permits and licenses of the Business (the “Permits”) other than the Permits set forth on Schedule 2.2;

(f)           Accounts Receivable. All accounts receivable of the Business as of the Closing (collectively, the “Accounts Receivable”);

(g)          Bank Accounts. All bank accounts of the Seller Parties other than those bank accounts set forth on Schedule 2.2 (the “Bank Accounts”); and

(h)       Other. All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of Taxes) related to the Business.

Section 2.2        Excluded Assets. The assets identified in Schedule 2.2 are collectively referred to as the “Excluded Assets.” All Excluded Assets shall be retained by the Seller Parties, and such assets are not Purchased Assets and are not to be assigned, transferred or conveyed to the Purchaser.

Section 2.3         Certain Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing the Purchaser will assume and agree to pay, perform and discharge any and all obligations and liabilities of the Seller Parties relating to or arising out of the Purchased Assets, in either case arising after the Closing Date, except for any liability or obligation of one or more Seller Parties set forth on Schedule 2.3 (collectively, such assumed liabilities, the “Assumed Liabilities”). The Purchaser does not assume, and shall not be liable for, any obligation or liability of one or more Seller Parties that are not Assumed Liabilities hereunder, including any liability or obligation relating to any Excluded Asset. Each of the Seller Parties agrees to pay, perform and discharge all its obligations that are not Assumed Liabilities hereunder.

Section 2.4        Assignment of Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any rights or delegate any obligations under any contract, license, lease or other agreement, without obtaining any consents or providing any notification required under such contract, license, lease or agreement. With respect to the Assigned Contracts, the parties shall use their commercially reasonable efforts to obtain such consents on or prior to the Closing. If any such consent has not been obtained as of the Closing Date, the parties shall continue to use their commercially reasonable efforts to obtain such consent after the Closing. Pending the receipt of any such consents, the Seller Parties shall cooperate with the Purchaser in any commercially reasonable arrangement designed to provide for the Purchaser all of the benefits under all of the Assigned Contracts, and for the Purchaser to discharge the corresponding obligations. At the Purchaser’s request and expense, the Seller Parties shall take all commercially reasonable best efforts requested by the Purchaser to enforce, for the benefit of the Purchaser, any and all rights of the Seller Parties under any Assigned Contract. The Seller Parties agree to remit promptly, and to cause their Affiliates to remit promptly (but in no event later than three (3) Business Days after receipt), to the Purchaser all collections or payments received by them or their Affiliates in respect of all Assigned Contracts following the Closing Date, and shall hold all such collections or payments for the benefit of and in trust and as a fiduciary for and promptly pay the same over to, the Purchaser; provided however, that nothing herein shall create or provide any rights or benefits in or to third parties. In the event the Purchaser fails timely to pay any amount due, or discharge any other obligation, under any contract referred to in this section prior to obtaining the consent with respect thereto, the Seller Parties may, with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), but shall not be required to, pay such amount or discharge such obligation, and the Purchaser shall indemnify and hold harmless the Seller Parties from and against any costs, expenses, liabilities or damages incurred by the Seller Parties in so doing, but only to the extent that the Seller Parties shall have complied with its obligations under this Section 2.4 to obtain the prior enter into arrangements providing to the Purchaser any benefits associated with the contract for which such payment or discharge is made.

Section 2.5	Purchase Price.

(a)        In consideration for the sale, transfer and assignment by the Seller Parties of the Purchased Assets, the Purchaser shall: (i) assume the Assumed Liabilities and (ii) pay to the Seller Parties at Closing, in cash, the aggregate sum of One Dollar (US $1.00) (the “Purchase Price”).

(b)        At the Closing, the Seller Parties and the Parent shall deposit the General Liability Amount and the Specified Liability Amount (together, the “Escrow Amounts”) with the Escrow Agent by a wire transfer of immediately available funds to be held in accordance with the terms and conditions of the Escrow Agreement.

Section 2.6         Closing. The Closing shall take place at the offices of Andrews Kurth LLP, 450 Lexington Avenue, 15th Floor, New York, NY, 10017, or such other location as the parties may select, as promptly as practicable and after the date on which the last of the conditions specified in Article VI has been satisfied or waived, or at such other time and place as the Purchaser and the Seller Parties may mutually agree (the “Closing Date”).

Section 2.7	Deliveries at Closing.

(a)        Deliveries by Seller Parties. At the Closing, the Seller Parties shall deliver to the Purchaser:

(i)         Executed counterparts of the: (a) Bill of Sale in the form of Exhibit A attached hereto and (b) Assignment and Assumption Agreement in the form of Exhibit B attached hereto;

(ii)	The certificate referred to in Section 6.1(c);

(iii)        An executed counterpart of the Transition Services Agreement (the “Transition Services Agreement”) in a form reasonably acceptable to the Purchaser and the Seller Parties, pursuant to which the Seller Parties and the Purchaser shall each provide or cause to be provided certain transition services on request by the other on the terms set forth therein;

(iv)        An executed counterpart of the Sublease (the “Sublease”) in the form attached hereto as Exhibit C, pursuant to which Communications shall sublease a portion of the Lincolnshire Office to the Purchaser; and

(v)         An executed counterpart of the Patent Assignment Agreement (the “Patent Assignment Agreement”) in a form reasonably acceptable to the Purchaser and the Seller Parties, pursuant to which the Seller Parties shall assign all of the Patents contained in the Purchased Assets to the Purchaser; and

(vi)         An executed counterpart of the escrow agreement related to the Specified Liability Escrow Account and the General Liability Escrow Account, respectively (the “Escrow Agreement”) in the form attached hereto as Exhibit D.

(b)          Deliveries by Purchaser. At the Closing, the Purchaser shall deliver to the Seller Parties:

(i)	The Purchase Price in immediately available funds;

(ii)        Executed counterparts of the: (a) Bill of Sale and (b) Assignment and Assumption Agreement;

(iii)	The certificate referred to in Section 6.1(c);
(iv)	An executed counterpart of the Transition Services Agreement;
(v)	An executed counterpart of the Sublease;
(vi)	An executed counterpart of the Patent Assignment Agreement; and
(vii)	An executed counterpart of the Escrow Agreement.

Section 2.8        Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets in such manner as the Purchaser and the Seller Parties may mutually agree subject only to compliance with Section 1060 of the Code, and the regulations promulgated thereunder. The Purchaser shall provide the Seller Parties with the proposed allocation within a reasonable period of time not to exceed sixty (60) days following the Closing Date. The Seller Parties shall review such proposed allocation and comment thereon. The parties shall discuss any differences in their proposed allocations and try to agree on a final allocation. Provided the parties are able to agree on the allocation, Purchaser, Parent and the Seller Parties shall report the sale of the Purchased Assets for Tax purposes in accordance with such allocation, subject to proper adjustments for acquisition costs and selling expenses. Any payments made pursuant to Article VIII shall be treated by the parties as adjustments to the Purchase Price for all purposes.

Section 2.9	Escrow Arrangements.

(a)          Immediately prior to the Closing, the Seller Parties shall deposit into an escrow account the amounts set forth on Schedule 2.9(a) (the “Specified Liability Escrow Account”), as adjusted pursuant to Section 2.9(d) (as adjusted, the “Specified Liability Amount”).

(b)          Additionally, the Seller Parties will deposit $4,000,000 (the “General Liability Amount”) into a separate escrow account (the “General Liability Escrow Account” and together with the Specified Liability Escrow Account, the “Escrow Accounts”).

(c)          The Escrow Accounts shall be available to satisfy (i) any liability set forth on Schedule 2.9(a) (the “Specified Liabilities”) and (ii) any liabilities of the Seller Parties that are not Assumed Liabilities (other than those set forth on Schedule 2.9(a)) and any rights of the Purchaser to indemnification under this Agreement (collectively, the “General Liabilities”), upon the terms and conditions set forth in this Section 2.9.

(d)          No later than ten (10) Business Days prior to the anticipated Closing Date, the Seller Parties shall prepare and deliver to the Purchaser a statement (the “Closing Specified Liabilities Statement”) which shall set forth the Specified Liabilities as of immediately prior to the Closing, which statement shall be subject to the Purchaser’s review and comment and shall be agreed upon between the Purchaser and the Seller Parties prior to the Closing, such statement to be amended to reflect the agreed upon amounts of the Specified Liabilities (such agreed upon amounts, the “Closing Specified Liabilities”). The Closing Specified Liabilities Statement shall be prepared using a methodology that values each Specified Liability at 100% of the potential gross value of such liability (e.g., if the value of a Specified Liability is $1,000 but the expected settlement of such Specified Liability is $950, the amount to be put into the Specified Liability Escrow Account shall be $1,000). If any of the Closing Specified Liabilities are greater than the corresponding Specified Liability Amounts set forth on Schedule 2.9(a) in effect as of the date hereof, the Specified Liability Amount shall be increased by the amount of such difference.

(e)          Subject to the following requirements, the Escrow Amounts shall be disbursed as follows:

(i)           Upon the satisfaction in full of any Specified Liability (to the reasonable satisfaction of the Purchaser, based upon supporting documentation provided by the Seller Parties), the amount set forth on the Closing Specified Liabilities Statement opposite any such Closing Specified Liability shall be disbursed from the Specified Liability Escrow Account to the Seller Parties;

(ii)          Six (6) months following the Closing Date, an amount equal to 25% of (x) the remaining portion of the General Liability Amount less (y) the amount of any then unresolved Formal Claim, shall be disbursed from the General Liability Escrow Account to the Seller Parties;

(iii)        Twelve (12) months following the Closing Date, an amount equal to 25% of (x) the remaining portion of the General Liability Amount less (y) the amount of any then unresolved Formal Claim, shall be disbursed from the General Liability Escrow Account to the Seller Parties; and

(iv)         Eighteen (18) months following the Closing Date, any remaining portion of the General Liability Amount less the amount of any then unresolved Formal Claim, shall be disbursed from the General Liability Escrow Account to the Seller Parties. To the extent any amounts remain in the General Liability Escrow Account (the “Remaining Escrow Amounts”) after the time periods set forth in Sections 2.9(e)(ii), (iii) and (iv), subject to Section 2.9(f), the Remaining Escrow Amounts shall be disbursed to the Seller Parties upon the final resolution of any then outstanding Formal Claim (to the reasonable satisfaction of the Purchaser, based upon supporting documentation provided by the Seller Parties).

(f)           With respect to any amounts retained in the General Liability Escrow Account in respect of a claim for indemnification by the Purchaser, upon resolution of any such claim, the amount resolved shall be disbursed to the Purchaser.

(g)          The Purchaser and the Seller Parties shall cooperate in good faith to ensure that the Escrow Amounts are distributed to the Seller Parties or the Purchaser, as the case may be, pursuant to the terms of this Section 2.9, whether through the preparation of joint written instructions to the Escrow Agent or otherwise.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER PARTIES

The Seller Parties and Parent, jointly and severally, represent and warrant to the Purchaser as follows:

Section 3.1         Organization and Qualifications. Each of Parent and each Seller Party is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Seller Party has the corporate power and authority to own the Purchased Assets and to carry on the Business as currently conducted by such Seller Party, except for any failure of a Seller Party to be so authorized that would not have a material adverse effect on such Seller Party or its ability to consummate the Transaction.

Section 3.2        Authorization, Binding Effect. Each of Parent and each Seller Party has the corporate power and authority to execute, deliver and perform this Agreement and the agreements, contracts and documents executed and/or delivered pursuant hereto by Parent and the Seller Parties and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the agreements, contracts and documents executed and/or delivered pursuant hereto by Parent and the Seller Parties and the consummation of the Transaction have been, and as of the Closing Date will be, duly authorized by all necessary corporate action on the part of Parent and the Seller Parties and no additional authorization (except as contemplated by Section 3.3) on the part of Parent or the Seller Parties is necessary in connection with the execution, delivery and performance of this Agreement, the agreements, contracts and documents executed and/or delivered pursuant hereto by Parent or the Seller Parties and the consummation of the Transaction. This Agreement and the agreements, contracts and documents executed and/or delivered pursuant hereto by Parent and the Seller Parties have been, or in the case of agreements, documents and contracts entered into as of the Closing Date will have been, duly executed and delivered by Parent and the Seller Parties and constitutes, or in the case of agreements, documents and contracts entered into as of the Closing Date will constitute, the legal, valid and binding obligation of Parent and each Seller Party, enforceable against Parent and such Seller Party in accordance with their terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar Laws of general application affecting the rights of creditors generally and applicable rules and principles of equity.

Section 3.3         Consents and Approvals. Except for consents with respect to the Assigned Contracts and the FCC Approval, no material consent, approval, waiver or authorization is required to be given or made by any Government Authority or other Person in connection with the execution, delivery and performance by the Seller Parties of this Agreement.

Section 3.4         No Conflicts or Violations. Neither the execution and delivery of this Agreement, the agreements, contracts and documents executed and/or delivered pursuant hereto by Parent or any Seller Party nor the consummation by Parent or the Seller Parties of the Transaction do or will: (i) constitute a breach of or conflict with any provision of any Parent or Seller Party certificate of incorporation, bylaws or other organizational documents, (ii) violate any Laws or any judgment, order or decree of any Government Authority binding upon or affecting Parent or the Seller Parties or the Purchased Assets or to which the Purchased Assets are subject or (iii) result in the imposition of any Lien on the Purchased Assets, except in the case of this clause (iii) for immaterial Liens that will not materially and adversely affect the value of the Purchased Assets following the Closing Date.

Section 3.5        Assigned Contracts, Accounts Receivable. The Seller Parties have made available to the Purchaser copies of the Assigned Contracts. The Seller Parties make no representation or warranty as to whether the Assigned Contracts will be in effect and assigned on the Closing Date or that any such Assigned Contracts will remain in effect or will not be terminated as of or after the Closing. In addition, at Closing the Seller Parties shall assign to the Purchaser the Accounts Receivable, all of which are reflected properly on the books and records of the Seller Parties, are valid receivables subject to no setoffs or counterclaims, and are current and collectible.

Section 3.6        Brokers’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller Parties who is entitled to any fee or commission in connection with the Transaction.

Section 3.7        Assets of the Business. The Seller Parties (and not any third party or Affiliate of any Seller Party) are the beneficial owner of the Purchased Assets, other than the leased Purchased Assets, and have (and at the Closing the Purchaser will receive) good and marketable title to such Purchased Assets, or, in the case of leased Purchased Assets, valid and enforceable rights to use such Purchased Assets, free and clear of all Liens, except as set forth on Schedule 3.7. The Seller Parties do not own or lease any assets other than those used in the operation of the Business.

Section 3.8         Patents. Schedule 3.8(a) contains a complete and accurate list and summary description of all Patents of the Seller Parties or any of their Affiliates used in connection with the Business. Except as set forth on Schedule 3.8(b), (i) the Seller Parties own all such Patents; (ii) the Seller Parties’ conduct of the Business as currently conducted does not infringe or violate the intellectual property of any other Person and the Seller Parties have not received any written allegation of the same; (iii) all such Patents are unexpired and subsisting, and have not been abandoned or cancelled; and (iv) the execution, delivery and performance of this Agreement and the agreements, contracts and documents executed and/or delivered pursuant hereto will not impair the Purchaser’s use of such Patents after the Closing Date as currently used.

Section 3.9         Purchased Assets. EXCEPT FOR THE EXPRESS WARRANTIES IN THIS ARTICLE III, THE PURCHASED ASSETS ARE SOLD AND TRANSFERRED AS-IS WHERE-IS WITHOUT ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARE EXPRESSLY DISCLAIMED AND EXCLUDED. EXCEPT AS SET FORTH IN SECTION 3.5, THE SELLER PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES AS TO WHETHER THE ACCOUNTS RECEIVABLE WILL BE COLLECTIBLE.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1         Organization and Qualification. Each of Logo Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

Section 4.2        Authorization, Binding Effect. Each of Logo Parent and the Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the agreements, contracts and documents executed and/or delivered pursuant hereto by the Purchaser and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement, the agreements, contracts and documents executed and/or delivered pursuant hereto by Logo Parent and the Purchaser and the consummation of the Transaction have been duly authorized by all necessary corporate action on the part of Logo Parent and the Purchaser and no additional authorization on the part of Logo Parent or the Purchaser is necessary in connection with the execution, delivery and performance of this Agreement, the agreements, contracts and documents executed and/or delivered pursuant hereto by Logo Parent or the Purchaser and the consummation of the Transaction. This Agreement and the agreements, contracts and documents executed and/or delivered pursuant hereto by Logo Parent and the Purchaser have been duly executed and delivered by Logo Parent and the Purchaser and constitute the legal, valid and binding obligations of Logo Parent and the Purchaser, enforceable against it in accordance with their terms and conditions subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar Laws of general application affecting the rights of creditors generally and applicable rules and principles of equity.

Section 4.3         No Conflicts or Violations. Neither the execution, delivery and performance of this Agreement, the agreements, contracts and documents executed and/or delivered pursuant hereto by the Purchaser nor the consummation by Logo Parent or the Purchaser of the Transaction will: (i) constitute breach of or conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of Logo Parent or the Purchaser, or (ii) violate or result in a breach of, or constitute a default under, any Laws or any judgment, order or decree of any Government Authority binding upon or affecting Logo Parent or the Purchaser.

Section 4.4        Brokers’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser who is entitled to any fee or commission in connection with the Transaction.

ARTICLE V.

COVENANTS

Section 5.1         FCC Approval. The parties shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of the Federal Communications Commission (the “FCC”) which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement (the “FCC Approval”). Each party will use commercially reasonable efforts to obtain, or assist the other party in obtaining, all such authorizations, approvals and consents, including without limitation using commercially reasonable efforts to supply as promptly as practicable any additional information and documentary material that may be requested by the FCC. Each party shall, in connection with its obligation to use commercially reasonable efforts to obtain, or assist the other party in obtaining, all such requisite authorizations, approvals or consents, use commercially reasonable efforts to: (i) cooperate in all reasonable respects with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) promptly inform the other party of any communication received by such party from the FCC or given by such party to the FCC, (iii) permit the other party, or the other party’s legal counsel, to review any material communication given by it to the FCC and consult with the other party in advance of any material meeting or conference with the FCC, and (iv) give the other party the opportunity to attend and participate in such meetings and conferences. Each party further agrees that all joint filings of the Purchaser and any Seller Party or Parent with the FCC shall be prepared by the Purchaser and, with respect to filings with the FCC that are not joint filings, the Purchaser shall have the right to review, comment on, and approve in advance drafts of all communications, petitions, applications or other filings made or prepared by any of the Seller Parties or Parent in connection with obtaining the requisite FCC Approval required under regulatory Law for the Transaction.

Section 5.2         Commercially Reasonable Efforts. The parties shall each cooperate with each other and use their respective commercially reasonable efforts to promptly take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement, the agreements, contracts and documents executed and/or delivered pursuant hereto and applicable Laws to consummate and make effective the Transaction as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.

Section 5.3        Deposit of Cash. As of the Closing, the Bank Accounts, collectively, shall have an aggregate balance not less than $1,250,000 plus an amount equal to the accrued paid time off as of the Closing Date, plus an amount equal to the outstanding checks as of the Closing Date, plus, solely with respect to the Purchased Assets, an amount equal to the prepaid site lease rent and the prepaid insurance as of March 31, 2006, as set forth on Schedule 5.3.

Section 5.4	Employees.

(a)          Not later than thirty (30) days after executing this Agreement, the Purchaser shall tender to the employees it desires to retain (the "Offered Employees”), a written offer of employment (the date of such written offer, the “Employment Offer Date”), which shall be subject to: (i) the Closing occurring, (ii) the Offered Employee being an active employee in good standing of the respective Seller Party as of the Closing Date, and (iii) the Purchaser’s customary pre-employment screening process and standard terms and conditions of employment. Each Offered Employee shall have at least ten (10) Business Days in which to accept or reject the Purchaser’s offer of employment. An Offered Employee who accepts the Purchaser’s offer of employment (each, a “Continuing Employee”) in writing shall, subject to the conditions set forth above, become an employee of the Purchaser as of the Closing Date. Notwithstanding anything conta ined herein to the contrary, the Continuing Employees shall be “employees at will” and nothing in this Article V shall limit the ability of the Purchaser to terminate the employment of any Continuing Employee or to revise or terminate any employee benefit plan, program or policy from time to time. Within five (5) days of the Employment Offer Date, the respective Seller Party shall deliver to the Purchaser a list of personnel whose services are no longer required by such Seller Party (the “Termination List”). Not earlier than three (3) days after delivery of the Termination List, the respective Seller Party may terminate the employment of any individuals set forth on the Termination List.

(b)          The Seller Parties will retain responsibility for and continue to pay all hospital, medical, life insurance, disability and other welfare benefit plan expenses and benefits for each Continuing Employee with respect to claims incurred by such Continuing Employee or such Continuing Employee’s covered dependents prior to the Closing. All welfare benefit plan expenses and benefits with respect to claims incurred by any Continuing Employee on or after the Closing Date shall be the Purchaser’s responsibility in accordance with the terms of any applicable welfare benefit plan maintained by the Purchaser for the Continuing Employees. With respect to any group health plan, except as provided in Section 5.4(g), a claim is deemed incurred when the services giving rise to the claim were performed. The Continuing Employees and their eligible dependents who were participants in the Seller Parties group health and other welfare benefits immediately prior to the Closing shall become participants in the group medical and welfare benefits offered by the Purchaser as of the Closing Date, subject to the Transition Services Agreement. The Continuing Employees and their eligible dependents shall not be subject to any pre-existing condition limitations and amounts paid by the Continuing Employees toward deductibles and co-payments under the Seller Parties’ group health plans shall be counted toward meeting any similar deductible and co-payment limitations under the Purchaser’s group health plans. The Purchaser shall recognize all service credited to the Continuing Employees on the Seller Parties’ records for purposes of eligibility for benefits and vesting under the Purchaser’s benefit plans and programs, to the same extent as recognized by the Seller Parties’ applicable plans. Additionally, the Purchaser shall, for a period of one (1) year after the Closing Date, adhere to the severance policy applicable to each Continuing Employee as set forth on Schedule 5.4(b); provided that the Purchaser will provide severance pay only in the event of a qualifying termination of employment after the Closing that results in no less severance pay than provided under the Seller Parties’ severance policy. For the avoidance of doubt, no Continuing Employee will be considered terminated and no Continuing Employee will be eligible for any severance pay, if such employee’s employment is terminated by the Seller Parties as a result of the transactions contemplated by this Agreement and is offered employment by the Purchaser.

(c)          As of the Closing Date, the Purchaser shall assume liability for the Seller Parties’ obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), including the obligation, if any, to provide notice and continuation of coverage to any covered employee or qualified beneficiary (as such terms are defined in section 4980(f) of the Code) who is a Continuing Employee or has a qualifying event (as defined in Section 4980(f) of the Code) incident to the transactions contemplated by this Agreement.

(d)          The Seller Parties shall 100% vest or cause to be 100% vested, as of the Closing Date, the accounts under the Seller Parties’ 401(k) plans for each Continuing Employee. The Seller Parties shall make their employer matching contribution to the Seller Parties’ 401(k) plans at the Closing at a value equal to the pro-rata portion of the quarterly employer matching contribution for the period of time since the first day of the quarter during which the Closing occurs through the Closing Date. Each Continuing Employee who is a participant in any of the Seller Parties’ 401(k) plans shall be given the opportunity to receive a distribution upon severance from employment with the Seller Parties, subject to and in accordance with the provisions of such plan and applicable Law. Notwithstanding anything in this Agreement to the contrary, each Continuing Employee who is eligible to participate in any of the Seller Parties’ 401(k) plans will become eligible to participate in the Purchaser’s 401(k) plan as soon as reasonably practicable after the Closing Date, and the Purchaser’s 401(k) plan will accept rollover contributions from the Seller Parties’ 401(k) plans subject to receipt of appropriate documentation that such rollover is an eligible rollover distribution within the meaning of section 402(d)(4). To the extent that any Continuing Employee has a loan outstanding from the Seller Parties’ 401(k) plans, which loan is not in default as of the Closing Date, and such Continuing Employee elects to rollover his or her entire account balance by direct rollover to the Purchaser’s 401(k) plan, the Seller Parties’ 401(k) plans shall assign such loans to the Purchaser’s 401(k) plan, and the Purchaser’s 401(k) plan shall accept a direct rollover of such loans, subject to and in accordance with the provisions of Purchaser’s 401(k) plan and applicable Laws. Until the transfer to the Purchaser’s 401(k) plan occurs, the Seller Parties and the Purchaser shall cooperate to take such steps as may be necessary to permit Continuing Employees with outstanding loans from the Seller Parties’ 401(k) plans to make timely payments to service such loans and avoid default thereunder.

(e)          On the date immediately prior to the commencement of each Continuing Employee’s participation in the Purchaser FSA, (i) the Purchaser shall credit the account of such FSA Participant under the Purchaser FSA with an amount equal to the balance, if any, of such Continuing Employee’s FSA account under the applicable Seller Party FSA, and (ii) the Seller Parties shall transfer to the Purchaser cash in the amount equal to all positive account balances, if any, of the Continuing Employees who are FSA participants in the Seller Parties FSA. With respect to any accounts so transferred, the Purchaser FSA shall be responsible for payment of any claims (according to the terms of the Purchaser FSA) submitted on or after the Closing Date regardless of when such claim was incurred.

Section 5.5        Transfer Taxes. All federal, state or local transfer Taxes including excise, sales, use, stamp, documentary, filing, recordation, notarial and other Taxes and fees that may be imposed or assessed as a result of or in order to effectuate the sale, assignment, conveyance or transfer of any Purchased Asset (the “Transfer Taxes”), shall be borne equally by the Purchaser, on the one hand, and Parent and the Seller Parties, on the other hand, and shall be paid, when due, directly to the relevant Government Authority.

Section 5.6        Further Assurances. From time to time after the Closing Date and without further consideration, each of the parties hereto shall promptly execute, acknowledge and deliver such other documents and instruments of conveyance and transfer reasonably requested by the other party to satisfy such party’s obligations hereunder or to obtain the benefits of the transactions contemplated hereby at no additional cost to such other party. The Seller Parties shall deliver and pay over to the Purchaser within three (3) Business Days of receipt thereof any cash or other property received with respect to the Business (except to the extent relating exclusively to the Excluded Assets) into any bank accounts of the Seller Parties or any of their Affiliates that are not Bank Accounts.

Section 5.7       Assigned Contracts. The Seller Parties shall use reasonable efforts to continue to keep all Assigned Contracts that are in force on the date of this Agreement in full force and effect until Closing and shall not commit any breach thereof. In the event the Seller Parties have knowledge of any act or omission of any other party to an Assigned Contract which constitutes or would, with notice and/or the passage of time, constitute a breach thereof by such other party, the Seller Parties shall give prompt written notice thereof to the Purchaser.

Section 5.8       Preservation of Records. The Purchaser agrees to hold all of the Records existing on the Closing Date and to not destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by Law, and to afford Parent, its accountants and counsel, during normal business hours, upon reasonable prior written notice, full access to such Records to the extent that such access may be requested for any legitimate purpose, at no cost to Parent or the Seller Parties. Parent and the Seller Parties agree to hold all of the records relating to the Business (other than the Records) existing on the Closing Date and to not destroy or dispose of any thereof for a period of six (6) years from the Closing Date or such longer time as may be required by Law, and to afford the Purchaser, its accountants and counsel, during normal business hours, upon reasonable prior written notice, full access to such records to the extent that such access may be requested for any legitimate purpose, at no cost to the Purchaser.

Section 5.9	Conduct of Business Before the Closing Date.

(a)          Without the prior written consent of the Purchaser, between the date hereof and the Closing Date, Parent shall not, and Parent shall cause any Affiliate (including the Seller Parties) not to, with respect to the Business: (i) make any material change in Parent’s or the Seller Parties’ conduct of the Business or enter into, amend or terminate (other than expirations in accordance with their terms) any material contract (including any contract with AT&T); (ii) make any sale, assignment, transfer or other conveyance of its material assets, properties or rights other than with respect to an Excluded Asset; (iii) insure or incur any indebtedness or subject any of its assets, properties or rights or any part thereof, to any Lien, or fail to discharge or satisfy any Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise) or waive or amend any material right, except as set forth on Schedule 3.7; (iv) acquire any Person (whether by stock sale, merger or asset acquisition) or any material assets or properties; (v) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance, bonus or material consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any Offered Employee or terminate without cause the employment of any employee; provided, however, the Parent and/or the Seller Parties may terminate, without cause, any employee who is not an Offered Employee as of the Employment Offer Date; (vi) make or commit to make any capital expenditure; (vii) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets that will be Purchased Assets to, or enter into any agreement or arrangement related to any Purchased Asset or Assumed Liability with, any Affiliate; (viii) change or make any material election in respect of Tax, adopt or change any accounting method in respect of Tax, file any material amendment to a Tax Return, settle any claim or assessment in respect of Tax, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Tax; (ix) settle, release or forgive any material claim or action or waive any right thereto; (x) take any action in contravention of or that otherwise interferes or causes disruption to the Purchaser’s rights under this Agreement; or (xi) commit to do any of the foregoing. Notwithstanding anything in this Section 5.9(a) to the contrary, (i) during the period from the date of this Agreement to the Closing, the Seller Parties shall not, and shall cause their Affiliates not to, alter the policies or procedures relating to the maintenance of working capital balances and cash management of the Business, including with respect to the collection of receivables, the payment of payables and accrued expenses, and the procurement of prepaid services and (ii) the Purchaser and its Affiliates have no obligation to pay any accounts payable (whether current or past due) to the Seller Parties.

(b)          From the date hereof through the Closing Date, Parent shall use its commercially reasonable efforts, and cause any Affiliate (including the Seller Parties) thereof, with respect to the Business to: (i) keep available the services of the Offered Employees consistent with past practice; (ii) maintain the relationship with the customers and suppliers of the Business; and (iii) continue to conduct the Business in the ordinary course consistent with past practice, subject to the restrictions set forth in the following sentence. Notwithstanding the foregoing, Parent shall, and shall cause any Affiliate (including the Seller Parties) to, take no further actions (x) to terminate any lease for any terrestrial network tower that is an Assigned Contract or to modify any such lease in any manner adverse to the Business or (y) that would result in (1) denigration of current service or coverage levels on the DataTAC network (except for the accelerated plan to reduce the number of terrestrial network towers to approximately 240 towers), or (2) disruption to or reduction in the service levels of the distribution of Cingular GPRS services or the network hosting and management services being provided to the Purchaser by the Seller Parties.

(c)          From the date hereof through the Closing Date, Parent shall not, and Parent shall cause any Affiliate (including the Seller Parties) not to, directly or indirectly, solicit, discuss, encourage or accept any offers from any third party, employee or Affiliate, for the purpose of consummating a sale of the Business, its assets or any interest therein whether through a stock sale, merger, sale of assets or other transaction. If, prior to the Closing Date, Parent or any Affiliate receives an offer to purchase the Business, its assets or any interest therein, Parent shall promptly inform the Purchaser of the material terms and conditions thereof, immediately inform the third party that Parent and its Affiliates are bound by the exclusivity provisions of this Section 5.9(c) and have no further contact with such third party.

Section 5.10      Access to Properties and Records. Parent shall, and shall cause its Affiliates (including the Seller Parties) to, afford to the Purchaser, and to the accountants, counsel, advisors, potential financing sources and representatives of the Purchaser, reasonable access during normal business hours throughout the period prior to the Closing Date to all properties, assets, books, contracts, Offered Employees, customers, suppliers, agents, files and books and records of the Business and, during such period, shall furnish promptly to the Purchaser all other information concerning the Business as the Purchaser may reasonably request. Following the Closing, to the extent the Purchaser reasonably requests, Parent shall, and shall cause its Affiliates (including the Seller Parties) to, provide the Purchaser and its representatives with access to any books and records of the Business in Parent or its Affiliates’ possession concerning periods

Section 5.11	Covenant Not to Compete.

(a)          For a period of one (1) year following the Closing Date, Parent shall not, and shall not permit any of its Affiliates to: (i) tortiously interfere with the Purchaser’s business relationships with respect to the Business as conducted by the Purchaser and (ii) operate a mobile virtual network operator (MVNO) business.

(b)          For a period of one (1) year following the Closing Date, Parent shall not, and shall not permit any of its Affiliates to, directly or indirectly, encourage, induce, attempt to induce, solicit or attempt to solicit, any Continuing Employee to terminate his or her relationship with the Purchaser;

(c)          The Seller Parties and Parent acknowledges that the remedy at Law for breach of the provisions of this Section 5.11 shall be inadequate and that, in addition to any other remedy the Purchaser may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages. If any court construes the covenants in this Section 5.11, or any part of this Section 5.11 to be unenforceable in any respect, the court may reduce the duration or area to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforced.

Section 5.12      Confidentiality. The Seller Parties and Parent acknowledge that they possess confidential information about the Business, and, following the Closing, shall, and shall cause all of their respective Affiliates to, hold all information concerning the Purchaser and the Business strictly confidential and shall not disclose such information to any Person nor use such information in any way; provided, however, that this shall not apply to information that is required to be disclosed by Law or court order (so long as the Purchaser is given notice and an opportunity to intervene prior to such disclosure), is or becomes publicly available (or is disclosed to a Seller Party or Parent) by a Person who is not under a duty of confidentiality to the Purchaser.

Section 5.13      Rights to Purchased Assets. From and after the Closing, the Purchaser shall have the right and authority to collect all accounts receivable of the Business and other related items and to endorse with the name of any Seller Party or any Affiliate thereof any checks or drafts received with respect to any accounts receivable as it solely relates to the conduct of the Business or such other related items, to the extent any such checks, drafts or accounts receivable are in the name of a Seller Party or any Affiliate thereof.

Section 5.14      Tax Records. Parent will cooperate with the Purchaser and the Purchaser’s agents to provide the Purchaser with adequate payroll Tax records required by federal and state agencies necessary for the Purchaser to optimize federal and state payroll Tax Law relating to successor-in-interest transactions, including the transactions contemplated herein.

Section 5.15      Use of Excluded Marks. As promptly as practicable after the Closing Date, and in no event later than twelve (12) months after the Closing Date, the Purchaser shall destroy or exhaust all materials bearing any trademarks, service marks, trade names, domain names, business names, brand names and logos that constitute an Excluded Asset (collectively, the “Excluded Marks”). During this twelve (12) month period, the Purchaser may use any Excluded Mark in connection with transitioning the Business from the Seller Parties to the Purchaser. Each Seller Party and Parent hereby grants the Purchaser a limited, royalty free license to continue to use the Excluded Marks as provided in this Section 5.15.

ARTICLE VI.

CONDITIONS TO CLOSING

Section 6.1         Conditions to the Obligations of Purchaser. The obligation of the Purchaser to effect the Closing is subject to the satisfaction (or waiver by the Purchaser) prior to the Closing of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Seller Parties contained herein shall have been true and correct when made and as of the Closing, as if made as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date);

(b)          Covenants. The covenants and agreements of the Seller Parties to be performed on or prior to the Closing shall have been duly performed in all material respects, except for the covenants and agreements contained in Section 5.3 which shall have been duly performed in all respects;

(c)          Closing Certificate. The Seller Parties shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified in Sections 6.1(a) and 6.1 (b) has been satisfied;

(d)          FCC Approvals. All necessary FCC approvals shall have been obtained without the imposition on the Purchaser of any material adverse conditions and such approvals shall have become Final Orders and shall be in full force and effect, provided that the Purchaser may waive the condition that the approvals have become Final Orders. For the purpose of this Agreement, “Final Order” means an action by the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended within forty (40) days after being obtained;

(e)          Third Party Consents. The Seller Parties shall have obtained consents to the consummation of the Transaction with respect to the agreements identified on Schedule 6.1(e);

(f)           Escrow Amounts. The Seller Parties shall have deposited the Escrow Amounts into the Escrow Accounts;

(g)          AT&T Contract. Prior to the Closing, the Purchaser shall have entered into a new contract with AT&T or any similar communications provider for the provision of base station connectivity, customer connectivity, backhaul capability and ingress/egress to the public internet services, on terms and conditions that are reasonably acceptable to the Purchaser; and

(h)          Closing Deliveries. Each document required to be delivered pursuant to Section 2.7(a) must have been delivered.

Section 6.2           Conditions to the Obligations of the Seller Parties. The obligation of the Seller Parties to effect the Closing is subject to the satisfaction (or waiver by the Seller Parties) prior to the Closing of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing Date (except that representations and warranties that are made as of a specific date need be true and correct in all material respects only as of such date);

(b)          Covenants. The covenants and agreements of the Purchaser to be performed on or prior to the Closing shall have been duly performed in all material respects;

(c)          Closing Certificate. The Purchaser shall have delivered to the Seller Parties a certificate to the effect that each of the conditions specified in Sections 6.2(a) and 6.2 (b) has been satisfied;

(d)          FCC Approval. All necessary FCC approvals shall have been obtained without the imposition on the Seller Parties of any material adverse conditions and shall be in full force and effect; and

(e)          Closing Deliveries. Each document required to be delivered pursuant to Section 2.7(b) must have been delivered.

ARTICLE VII.

TERMINATION

Section 7.1        Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)	by mutual written consent executed by the parties hereto;

(b)        by the Purchaser if there is a material breach of any representation, warranty or covenant of the Seller Parties set forth in this Agreement, which material breach has not been cured within thirty (30) days following receipt by the Seller Parties of written notice of such material breach;

(c)       by the Seller Parties if there is a material breach of any representation, warranty or covenant of the Purchaser set forth in this Agreement, which material breach has not been cured within thirty (30) days following receipt by the Purchaser of written notice of such material breach; and

(d)       by the Seller Parties or the Purchaser in the event the Closing has not occurred on or prior to one-hundred eighty (180) days from date of this Agreement, for any reason other than delay or nonperformance of the Seller Parties (if the Seller Parties are seeking such termination) or of the Purchaser (if the Purchaser is seeking such termination); provided, however, that if any FCC Approval is not obtained on or before one-hundred eighty (180) days after the date of this Agreement the parties agree to an automatic sixty (60) day extension of such period so long as the failure to obtain any such FCC Approval is not due to either or both of the Purchaser’s, on the one hand, or Parent’s or the Seller Parties’, on the other hand, failure to comply with their respective obligations pursuant to this Agreement.

Section 7.2        Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1 hereof, this Agreement shall thereafter become null and void and have no effect, without any liability on the part of any party or its partners, directors, officers or shareholders, other than the provisions of this Section 7.2 and Articles VIII and IX; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability for any breach or violation of this Agreement.

ARTICLE VIII.

REMEDIES

Section 8.1        Indemnification by Seller. Except as otherwise expressly provided in this Article VIII, the Seller Parties and Parent shall jointly and severally indemnify and hold harmless the Purchaser from and against any losses, damages, liabilities, claims, demands, penalties, assessments, judgments, settlements, costs or expenses (including reasonable attorneys’ fees) (“Losses”) incurred by the Purchaser relating to, resulting from or arising out of, or any allegation of, the following:

(a)       any inaccuracy in any representation or warranty of the Seller Parties set forth in this Agreement or any certificate delivered pursuant to Section 6.1; or

(b)       any breach or non fulfillment of any covenant, agreement or other obligation of Parent or the Seller Parties set forth in this Agreement; or

(c)	any liability which is not Assumed Liability.

Section 8.2         Indemnification by Purchaser. Except as otherwise expressly provided in this Article VIII, the Purchaser agrees to, indemnify and hold harmless the Seller Parties from and against any Losses relating to, resulting from or arising out of, or any allegation of, the following:

(a)        any inaccuracy in any representation or warranty of Logo Parent or the Purchaser set forth in this Agreement or any certificate delivered pursuant to Section 6.2;

(b)       any breach or nonfulfillment of any covenant, agreement or other obligation of the Purchaser set forth in this Agreement; or

(c)	any Assumed Liability.

Section 8.3        Survival of Representations, Warranties and Covenants. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing but shall terminate and be of no further force or effect upon the expiration of one (1) year after the Closing Date, except to the extent that notice of a claim is asserted in writing and delivered to it prior to the termination of the survival period in which case such representation or warranty shall survive solely in connection with such claim until such time as such claim is resolved in accordance with the terms of this Article VIII. The covenants and other agreements set forth in this Agreement shall survive in accordance with their respective terms.

Section 8.4        Logo Parent Guarantee. Logo Parent hereby guarantees the performance of the indemnification obligations of the Purchaser under Section 8.2. In the event that, following the Purchaser’s receipt of written notice from the Seller Parties of the Purchaser’s failure to satisfy any indemnification obligation under Section 8.2, the Purchaser fails to perform its indemnification obligation to the Seller Parties within a reasonable period of time, which period shall be, in no event, greater than twenty (20) Business Days following Purchaser’s receipt of such written notice, Logo Parent shall, on demand from the Seller Parties, perform such obligation in accordance with the terms hereof. The Seller Parties shall not be required to institute suit against the Purchaser in order to enforce the performance by Logo Parent of the indemnification obligations of the Purchaser under Section 8.2. Logo Parent shall have any of the rights and defenses available to the Purchaser under this Article VIII.

ARTICLE IX.

MISCELLANEOUS

Section 9.1        Public Announcements. Except as may be required by applicable Law, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby, without prior consultation with the other parties as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein shall prevent any party from promptly making all filings with any Government Entity or disclosures required by the rules of the stock exchange, if any, on which such party’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement, the agreements, contracts and documents executed and/or delivered pursuant hereto or the consummation of the Transaction. Notwithstanding the foregoing, after the initial announcement of the Transaction by the Purchaser and the Seller Parties, each of the Purchaser, on the one hand, and the Seller Parties, on the other hand, may issue further press releases, tombstones and similar announcements without the consent of the other party; provided that such announcement contains solely information that is consistent with the information contained in the initial announcement.

Section 9.2        Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Neither party shall assign this Agreement or its rights or obligations hereunder by operation of law or otherwise; provided that Parent and the Seller Parties acknowledge and agree that the Purchaser may without the consent of Parent or the Seller Parties (i) assign its rights and obligations under this Agreement to one or more Affiliates; provided, however , that no such assignment shall relieve the Purchaser of its obligations under this Agreement, (ii) make a collateral assignment of any rights or benefits hereunder to any lender, or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of the Purchaser or all or substantially all of the assets of the Purchaser. Any attempted assignment in violation of this Section 9.2 by any party hereto shall be null and void.

Section 9.3        Amendment and Modification. This Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the parties hereto.

Section 9.4         Waiver; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppels with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

Section 9.5         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

if to the Seller Parties and/or Parent:

Motient Corporation

300 Knightsbridge Parkway

Lincolnshire, IL 60069

Attn: Christopher Downie

Facsimile: (847) 478-4810

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attn: William Mark Young, Esq.

Facsimile: (713) 238-7111

if to the Purchaser and/or Logo Parent:

Logo Acquisition Corporation

c/o Platinum Equity Advisors, LLC

360 N. Crescent Drive, South Building

Beverly Hills, California 90210

Attention: Eva M. Kalawski, Esq.

Facsimile: (310) 712-1863

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

Attention: Paul D. Tosetti, Esq.

                   Jeffrey L. Kateman, Esq.

Facsimile: (213) 891-8763

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

Section 9.6        Governing Law. This Agreement and all claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to conflicts of Law rules thereof.

Section 9.7        Jurisdiction and Venue. Any process against the Purchaser, Parent or the Seller Parties in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 9.5 with the same effect as though served on it personally. The Purchaser, Parent and the Seller Parties hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York or any court of the State of New York located in Manhattan and irrevocably waive any and all objections to jurisdiction and review or venue that each may have under the Laws of New York or the United States.

Section 9.8        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Unless an original is required under applicable Law, a facsimile signature page shall be deemed an original.

Section 9.9        Expenses. Except as otherwise set forth herein, each party to this Agreement shall pay all fees and expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.

Section 9.10      Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. The word “or” is not exclusive and the words “include” and “including” are not limiting. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The terms “dollars” and “$” mean United States dollars. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. Any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. Any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder. Unless expressly provided otherwise, all references to Exhibits, Schedules, Articles and Sections herein shall refer to Exhibits, Schedules, Articles and Sections of this Agreement. The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 9.11      Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected and there shall be deemed substituted for the provision or provisions at issue a valid, legal and enforceable provision as similar as possible to the provision at issue so as reasonably to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

Section 9.12      No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. The Purchaser, Logo Parent, Parent and the Seller Parties assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Purchaser, Logo Parent, Parent or the Seller Parties contained in this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LOGO ACQUISITION CORPORATION

By:/s/ Eva M. Kalawski

Name: Eva M. Kalawski
Title: Vice President and Secretary

GEOLOGIC SOLUTIONS, INC.

By:/s/ Eva M. Kalawski

Name: Eva M. Kalawski
Title: Vice President and Secretary

MOTIENT COMMUNICATIONS INC.

By:	/s/ Christopher W. Downie
Name: Christopher W. Downie
Title: Executive Vice President and Chief
Operating Officer

MOTIENT LICENSES INC.

By:	/s/ Christopher W. Downie
Name: Christopher W. Downie
Title: Executive Vice President and Chief
Operating Officer

MOTIENT SERVICES INC.

By:	/s/ Christopher W. Downie
Name: Christopher W. Downie
Title: Executive Vice President and Chief
Operating Officer

MOTIENT HOLDINGS INC.

By:	/s/ Christopher W. Downie
Name: Christopher W. Downie
Title: Executive Vice President and Chief
Operating Officer

Exhibit A

BILL OF SALE

______, 2006

Pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of June 19, 2006, by and among Logo Acquisition Corporation, a Delaware corporation (the “Purchaser”), GeoLogic Solutions, Inc., a Delaware corporation, Motient Communications Inc., a Delaware corporation (“Communications”), Motient License Inc., a Delaware corporation (“License”), Motient Services Inc., a Delaware corporation (“Services”, and together with Communications and License, the “Seller Parties”), and Motient Holdings Inc., a Delaware corporation (“Parent”), for good and valuable consideration, as recited in the Asset Purchase Agreement, the receipt and adequacy of which are hereby acknowledged, the Seller Parties do hereby sell, transfer, assign, convey and deliver to the Purchaser all of the Seller Parties’ right, title and interest in and to the Purchased Assets. The Seller Parties and Parent for themselves, their successors and assigns hereby covenant and agree that, at any time and from time to time forthwith upon the written request of the Purchaser, the Seller Parties and Parent will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, transfers, assignments, conveyances and deliveries as may reasonably be required in order to sell, transfer, assign, convey and deliver to the Purchaser, its successors and assigns, all right, title and interest in and to the assets sold, transferred, assigned, conveyed and delivered by this Bill of Sale.

Nothing expressed or implied in this Bill of Sale is intended to confer upon any person, other than the Purchaser and the Seller Parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Bill of Sale.

This Bill of Sale is intended to implement the provisions of the Asset Purchase Agreement and shall not be construed to enhance, extend or limit the rights or obligations of the Seller Parties or the Purchaser thereunder. To the extent any provision of this instrument is inconsistent with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control.

This Bill of Sale and all claims arising out of or relating to this Bill of Sale shall be governed by and construed in accordance with the Laws of the State of New York, without reference to conflicts of Law rules thereof.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Asset Purchase Agreement. This Bill of Sale shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

[Signature Page Follows]

Executed as of the date first set forth above.

LOGO ACQUISITION CORPORATION

By:	_____________________________________
Name:
Title:

MOTIENT COMMUNICATIONS INC.

By:	_____________________________________
Name:
Title:

MOTIENT LICENSES INC.

By:	_____________________________________
Name:
Title:

MOTIENT SERVICES INC.

By:	_____________________________________
Name:
Title:

MOTIENT HOLDINGS INC.

By:	_____________________________________
Name:
Title:

S-1

BILL OF SALE

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

________, 2006

Pursuant to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated as of June 19, 2006, by and among Logo Acquisition Corporation, a Delaware corporation (the “Purchaser”), GeoLogic Solutions, Inc., a Delaware corporation, Motient Communications Inc., a Delaware corporation (“Communications”), Motient License Inc., a Delaware corporation (“License”), Motient Services Inc., a Delaware corporation (“Services”, and together with Communications and License, the “Seller Parties”), and Motient Holdings Inc., a Delaware corporation (“Parent”), for good and valuable consideration, as recited in the Asset Purchase Agreement, the receipt and adequacy of which are hereby acknowledged, the Purchaser hereby assumes and agrees to pay, perform and discharge, all of the Assumed Liabilities subject to the terms and conditions set forth in the Asset Purchase Agreement.

The Seller Parties each do hereby assign, grant, bargain, sell, convey and transfer to the Purchaser, all of the Seller Parties’ right, title and interest to the Assigned Contracts, subject to Section 2.4 of the Asset Purchase Agreement. The Seller Parties and Parent for themselves, their successors and assigns hereby covenant and agree that, at any time and from time to time forthwith upon the written request of the Purchaser, the Seller Parties and Parent will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, transfers, assignments, conveyances and deliveries as may reasonably be required in order to sell, transfer, assign, convey and deliver to the Purchaser, its successors and assigns, all right, title and interest in and to the Assigned Contracts.

This Assignment and Assumption Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent. No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision.

This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Assignment and Assumption Agreement may not be assigned by any party without the prior written consent of the other party hereto; provided that Parent and the Seller Parties acknowledge and agree that the Purchaser may without the consent of Parent or the Seller Parties (i) assign its rights and obligations under this Assignment and Assumption Agreement to one or more Affiliates; provided, however, that no such assignment shall relieve the Purchaser of its obligations under this Assignment and Assumption Agreement, (ii) make a collateral assignment of any rights or benefits hereunder to any lender, or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of the Purchaser or all or substantially all of the assets of the Purchaser.

Nothing expressed or implied in this Assignment and Assumption Agreement is intended to confer upon any person, other than the Purchaser and the Seller Parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment and Assumption Agreement.

This Assignment and Assumption Agreement is intended to implement the provisions of the Asset Purchase Agreement and shall not be construed to enhance, extend or limit the rights or obligations of the Seller Parties or the Purchaser thereunder. To the extent any provision of this Assignment and Assumption Agreement is inconsistent with the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall control.

If any provision of this Assignment and Assumption Agreement is finally determined to be illegal, void or unenforceable such determination shall not, of itself, nullify this Assignment and Assumption Agreement which shall continue in full force and effect subject to the conditions and provisions hereof.

This Assignment and Assumption Agreement and all claims arising out of or relating to this Assignment and Assumption Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to conflicts of Law rules thereof.

All notices, requests, claims, demands and other communications hereunder shall be made in accordance with Section 9.5 of the Asset Purchase Agreement.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Asset Purchase Agreement.

[Signature Page Follows]

2

Executed as of the date first set forth above.

LOGO ACQUISITION CORPORATION

By:	_____________________________________
Name:
Title:

MOTIENT COMMUNICATIONS INC.

By:	_____________________________________
Name:
Title:

MOTIENT LICENSES INC.

By:	_____________________________________
Name:
Title:

MOTIENT SERVICES INC.

By:	_____________________________________
Name:
Title:

MOTIENT HOLDINGS INC.

By:	_____________________________________
Name:
Title:

S-1

ASSUMPTION AGREEMENT

Exhibit C

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into as of ______, 2006 (the “Effective Date”), by and between MOTIENT COMMUNICATIONS INC., a Delaware corporation (“Sublessor”) and LOGO ACQUISITION CORPORATION, a Delaware corporation (“Sublessee”):

ARTICLE I

PRIME LEASE

1.1          Sublease Subject to Prime Lease. This Sublease is subject and subordinate to that certain Lease Agreement dated as of January 31, 1990, executed by and between Knightsbridge II (“Prime Lessor”), as lessor, and Sublessor, as lessee and all subsequent amendments thereto, (the “Prime Lease”). A true, correct and complete copy of the Prime Lease is attached hereto as Exhibit A and made a part hereof for all purposes as if fully set forth herein. Capitalized terms not otherwise defined in this Sublease are used with the meaning attributed to them in the Prime Lease.

1.2          Compliance With Prime Lease. Sublessee hereby covenants and agrees to comply with and perform all obligations of Sublessor under the Prime Lease as such obligations relate to the Subleased Premises (hereinafter defined) including, without limitation, all repair obligations, all insurance obligations, and all indemnification obligations of Sublessor thereunder, and any liability accruing from failure to pay or perform such obligations when due. Sublessee agrees that whenever the consent of Prime Lessor is required under the terms of the Prime Lease with respect to any action, Sublessee will obtain the consent of Sublessor prior to taking such action, which consent will not be unreasonably withheld; provided that Prime Lessor consents to such action. Sublessee hereby covenants and agrees to promptly deliver to Sublessor copies of any and all notices or other correspondence received by Sublessee from Prime Lessor that might affect Sublessor in any manner and further agrees, notwithstanding Section 9.4 of this Sublease to the contrary, to so deliver same in the manner most appropriate to insure that Sublessor will be able to respond to any of such notices or other correspondence from the Prime Lessor within any time periods set forth in the Prime Lease.

1.3          Services. Sublessee hereby acknowledges and agrees that the only services, amenities and rights to which Sublessee is entitled under this Sublease are those to which Sublessor is entitled under the Prime Lease (subject to all the provisions, restrictions and conditions imposed by the Prime Lease) as they relate to the Subleased Premises. Sublessor will in no event be liable to Sublessee for Prime Lessor’s failure to provide any such services, amenities and rights nor will any such failure be construed as a breach hereof by Sublessor or an eviction of Sublessee or entitle Sublessee to an abatement of any of the rentals under this Sublease. Notwitstanding the foregoing, Sublessee shall have the non-exclusive right to use the common areas on the first floor (i.e. the lobby, the bathrooms and the elevators). Notwithstanding the foregoing Sublessor shall be required to act, at all times promptly to any reasonable request made by Sublessee that requires Sublessor to take any action and/or to require performance by Sublessor or Prime Landlord.

1.4          Exercise of Rights and Remedies Under Prime Lease. Sublessee will not have the right to exercise any of Sublessor’s renewal options, expansion options, preferential rights, rights of first refusal, termination options, parking rights or other elections permitted or authorized under the Prime Lease, without Sublessor’s consent which shall not unreasonably delayed, withheld or conditioned on unreasonable fees or other consideration

1.5          Use of Subleased Premises. Sublessee shall use the Subleased Premises for general office space and such other activities that the Sublessor is using the Subleased Premises for as of the day prior to the date hereof, but for no other purpose.

ARTICLE II

DEMISE AND DESCRIPTION

2.1          Demise of Subleased Premises and Furnishings. Subject to and upon the terms and conditions set forth herein, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor for the term herein set forth, all of Sublessor’s right, title and interest in and to the use and occupancy of a portion of the Subleased Premises leased by Sublessor under the Prime Lease, consisting of approximately 11,300 square feet of net rentable space located on floors one and two of the building located at 300 Knightsbridge Pkwy., Lincolnshire, Illinois, 60069 (the “Building”), as shown outlined on Exhibit B attached hereto and made a part hereof for all purposes (herein called the “Subleased Premises”). Sublessor shall install demising walls consistent with Exhibit B at Sublessor’s reasonable expense within a reasonable time (not to exceed one hundred twenty (120) days after the Effective Date) after commencement of the Initial Term. In the event the reasonable expense to install the demising walls is less than $50,850.00 Sublessee shall receive a rent credit from Sublessor in a sum equal to the difference between the reasonable expense for the installation of the demising walls and $50,850.00. Said rent credit shall be applied to Sublessee’s rent obligation for each succeeding month until the entire rent credit has been utilized by Sublessee.

2.2          Condition of the Subleased Premises. Sublessee acknowledges and agrees that it has inspected the Subleased Premises and agrees to accept same and all personal property located thereon in its present condition. Notwithstanding the foregoing Sublessee shall have a period of thirty (30) calendar days following its possession of the Subleased Premises to submit a punch list to Sublessor and/or Prime Landlord for repairs or remediation as may be reasonably required to the Subleased Premises.

2.3          Disclaimer of Warranties. SUBLESSEE ACKNOWLEDGES THAT SUBLESSOR DOES NOT MAKE, HAS NOT MADE AND WILL NOT MAKE ANY WARRANTIES OF ANY KIND TO SUBLESSEE WITH RESPECT TO THE QUALITY OF CONSTRUCTION OF ANY LEASEHOLD IMPROVEMENTS OR “TENANT” FINISH WITHIN THE SUBLEASED PREMISES OR AS TO THE CONDITION OF THE SUBLEASED PREMISES, EITHER EXPRESS OR IMPLIED, AND THAT SUBLESSOR EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY THAT THE SUBLEASED PREMISES ARE OR WILL BE SUITABLE FOR SUBLESSEE’S INTENDED COMMERCIAL PURPOSES. SUBLESSEE’S OBLIGATION TO PAY RENTALS UNDER THIS SUBLEASE IS NOT DEPENDENT UPON THE CONDITION OF THE SUBLEASED PREMISES OR THE BUILDING (NOW OR IN THE FUTURE)

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OR THE PERFORMANCE BY PRIME LESSOR OF ITS OBLIGATIONS UNDER THE PRIME LEASE, AND SUBLESSEE WILL CONTINUE TO PAY THE RENTALS HEREUNDER WITHOUT ABATEMENT, SETOFF OR DEDUCTION NOTWITHSTANDING ANY BREACH BY SUBLESSOR OF ITS DUTIES OR OBLIGATIONS HEREUNDER OR BY PRIME LESSOR OF ITS DUTIES OR OBLIGATIONS UNDER THE PRIME LEASE, WHETHER EXPRESS OR IMPLIED.

ARTICLE III

TERM; SURRENDER OF POSSESSION

3.1	Term.

a.            Initial Term. Unless the Prime Lease is terminated sooner pursuant to the terms thereof, the initial term (the “Initial Term”) of this Sublease will commence on the Effective Date and terminate on the first anniversary date of the Effective Date (the “Initial Expiration Date”).

b.            Renewal Option. Sublessee shall have the right, at its sole option, to renew the Sublease Premises for an additional one (1) year period commencing on the Initial Expiration Date and ending on the first anniversary thereof (the “Initial Additional Period”), by providing written notice (the “Initial Renewal Notice”) to the Sublessor of its intention to renew at least sixty (60) days prior to the Initial Expiration Date. The Renewal Notice shall specify whether the Sublessee desires to reduce the Sublease Premises by eliminating either the first floor space consisting of approximately 4,500 rentable square feet (“First Floor Space”) or the second floor space consisting of approximately 6,800 rentable square feet (“Second Floor Space”). Thereafter, Sublessee may successively renew the Sublease by providing written notice (a “Renewal Notice”) to the Sublessor of its intention to renew the Sublease at least sixty (60) days prior to the expiration of the Initial Additional Period and any successive additional one (1) year periods (the “Additional Periods”) thereafter with each successive Additional Period commencing simultaneously with the expiration of the immediately preceding Additional Period and ending upon the first anniversary thereof. The Initial Term and the Initial Additional Period or Additional Periods, if any, are hereinafter referred to, collectively, as the “Term”.

3.2          Surrender of the Subleased Premises. At the termination of this Sublease, by lapse of time or otherwise, Sublessee will deliver the Subleased Premises to Sublessor in as good condition as existed on the date of possession by Sublessee, ordinary wear and tear only excepted. Upon such termination of this Sublease, Sublessor will have the right to re-enter and resume possession of the Subleased Premises if permitted by the terms of the Prime Lease and/or the Prime Landlord.

3.3          Holding Over. In the event of holding over by Sublessee after expiration or termination of this Sublease without the prior written consent of Sublessor, Sublessee will pay as liquidated damages an amount equal to one-hundred twenty-five percent (125%) the monthly Base Rent under this Sublease. In addition, Sublessee will protect, defend, indemnify and hold Sublessor harmless from and against any claims, demands, liability, costs, expenses or damages (including reasonable attorneys’ fees) for which Sublessor may become liable to Prime Lessor due to such holding over.

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3.4          Sublesse’s Option to Terminate. Notwithstanding anything else contained herein to the contrary, commencing on the first anniversary date of the Effective Date, Sublessee shall have the unrestricted right to reduce the Sublease Premises by eliminating either the First Floor Space or the Second Floor Space or terminate the Sublease for the entire Subleased Premises on the first and second floor consisting of approximately 11,300 rentable square feet; provided Sublessee serves notice of its election to eliminate either the First Floor Space, the Second Floor Space or the entire Subleased Premises on Sublessor sixty (60) calendar days prior to Sublessee’s reduction of a portion of the Subleased Premises, as set forth herein, or the termination of the entire Sublease, as set forth herein.

ARTICLE IV

RENT

4.1          Rent. Sublessee shall pay Sublessor gross rent of $203,400.00 annually in equal monthly installments of $16,950.00 per month (“Rent”) commencing on the later of the Effective Date or the date that Sublessee receives possession of the Premises, with a Certificate of Occupancy, if required by the local government agency having jurisdiction over the Premises (“Rent Commencement Date”) and thereafter for the remainder of the Term. Each monthly installment of Rent due to Sublessor under this Sublease shall be payable by Sublessee within ninety (90) days following the end of each calendar month during the Term. Rent shall be paid by check addressed to the Sublessor at 300 Knightsbridge Pkwy., Lincolnshire, IL 60069, or at such other place as Sublessor designates in writing from time to time. If a partial calendar month occurs during the Term, rent for such partial month will be prorated based on the actual number of days during such month occurring within the Term. By way of example and example only, if the Rent Commencement Date is September 13, 2006, the rent due and owing for September 2006 will be adjusted to reflect 13/30 days at the rate of $546.77 per day or $9,841.86.

4.2          Adjusted Rent. In the event Sublessee shall reduce the space (rentable square feet) that Sublessee is subletting from Sublessor pursuant to Sublessee’s right to terminate the Extended Term, referenced in Section 3.1(b) above, then in that event Sublessee’s rent obligation provided for in Section 4.1 above shall be reduced by a sum equal to $81,000.00 annually ($6,750.00 per month) for each month or any portion thereof that Sublessee is not subletting the First Floor Space, and $122,400.00 annually ($10,200.00 monthly), for each month or any portion thereof that Sublessee is not subletting the Second Floor Space from Sublessor.

ARTICLE V

QUIET ENJOYMENT

5.1          Covenant of Quiet Enjoyment. Provided Sublessee has performed all of the terms, covenants, agreements and conditions of this Sublease, including the payment of rental and all other sums due hereunder, Sublessee represents and warrants that it will provide Sublessee with peaceful and quiet possession of the Subleased Premises and will take all necessary action, to enforce Sublessee’s right to peaceful and quiet possession, at Sublessor’s expense against any and all persons claiming by, through or under Sublessor, for the term herein described, subject to the provisions and conditions of this Sublease and/or the Prime Lease, and will further indemnify and hold harmless Sublessee from any claims by any such persons referenced herein.

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ARTICLE VI

ASSIGNMENT AND SUBLETTING

6.1          Restriction. Sublessee shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Sublease or any interest herein or sublet the Subleased Premises or any part thereof, or permit the use of the Subleased Premises by any party other than Sublessee. Any such assignment or subletting shall be void. Notwithstanding the foregoing and subject to the Prime Lease and the Landlord’s requirements and restrictions regarding any subletting or assignments, Sublessee may, without Sublessor’s prior written consent and without payment of any amount to Sublessor or Prime Landlord, sublet the Subleased Premises or assign the Sublease to (i) a subsidiary, affiliate, division, or corporation controlling, controlled by, or under common control with Sublessee, (ii) a successor corporation related to Subtenant by merger, consolidation, non-bankruptcy reorganization, or government action, or (iii) a purchaser of substantially all of Subtenant’s assets located at the Subleased Premises. Neither the sale or transfer of Sublessee’s capital stock, including, without limitation, a transfer in connection with the merger, consolidation, or non-bankruptcy reorganization of Sublessee, and any sale through any private or public offering, nor the pledge or grant of a security interest in any of Sublessee’s capital stock shall be deemed an assignment, subletting, or other transfer of the Sublease or the Subleased Premises.

ARTICLE VII

INDEMNIFICATION AND EXCULPATION

7.1          Indemnity. EXCEPT TO THE EXTENT OF ANY ACTS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUBLESSOR OR LANDLORD, SUBLESSEE SHALL INDEMNIFY AND HOLD SUBLESSOR HARMLESS AGAINST ALL CLAIMS, AND THE EXPENSE OF DEFENDING THE SAME, FOR DEATH OR INJURY OR DAMAGE TO PERSONS OR PROPERTY OCCURRING IN OR ABOUT THE SUBLEASED PREMISES, WHETHER RESULTING FROM THE ACT, FAILURE TO ACT NEGLIGENCE OR OTHER FAULT OF SUBLESSEE OR ITS AGENTS, EMPLOYEES, OR CONTRACTORS OR OTHERWISE.

7.2          Waiver of Recovery and Subrogation. Notwithstanding anything in this Sublease or any insurance policy to be obtained under this Sublease or the Prime Lease to the contrary, each party hereby waives any and all rights of recovery, claims, actions and causes of action against the other party, its agents, servants, employees, officers, directors, shareholders, partners, architects, contractors, subcontractors, attorneys, customers and invitees and its insurance carriers for all loss or damage that may occur to the Subleased Premises, the Building, the contents of the Building and the Subleased Premises, or any personal property of the parties therein by reason of fire, the elements or any other cause which could be insured against under the terms of the fire and extended coverage insurance policies required to be obtained pursuant to the Prime Lease or this Sublease, regardless of cause or origin of such loss or damage, including, without limitation, sole, joint, or concurrent negligence of either or both of the parties hereto and their respective agents, servants, employees, officers, directors, shareholders, partners, architects, contractors, subcontractors, attorneys, customers and invitees. Each party waives and covenants that no insurer shall hold (and hereby waives on behalf of each such insurer) any right of subrogation against the other party. Each party shall cause its insurers to waive any right of subrogation in accordance with this Section 7.2.

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ARTICLE VIII

DEFAULTS AND REMEDIES

In case of any breach hereof by Sublessee, in addition to all other rights of Sublessor hereunder or available to Sublessor at law or equity, Sublessor will have all the rights against Sublessee as would be available to the Prime Lessor against Sublessor under the Prime Lease if such breach were by Sublessor thereunder. If Sublessee defaults in the performance of any of the terms and provisions hereof and Sublessor places the enforcement of this Sublease in the hands of an attorney, Sublessee agrees to reimburse Sublessor for all reasonable expenses incurred by Sublessor as a result thereof including, but not limited to, reasonable attorneys’ fees and costs of litigation. Notwithstanding the foregoing Sublessee shall have none of the aforementioned rights, if Sublessor is in default of its obligations to Prime Landlord and/or if the exercise of any of the aforementioned rights would be an inappropriate remedy not applicable to any such default on the part of Sublessee which has not been cured within the applicable time period provided by the Prime Lease. Furthermore, under no circumstance will Sublessor be permitted to recapture possession of the Subleased Premises prior to the termination of the Sublease Term in the absence of consent from Sublessee or a judgment from a court of competent jurisdiction.

ARTICLE IX

MISCELLANEOUS

9.1          Amendment. No amendment, modification or alteration of the terms hereof will be binding unless the same is in writing, dated subsequent to the date hereof and duly executed by the parties hereto.

9.2          Headings; Interpretation. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Sublease. Whenever the context of this Sublease requires, words used in the singular will be construed to include the plural and vice versa and pronouns of whatsoever gender will be deemed to include and designate the masculine, feminine or neuter gender.

9.3          Counterparts. For the convenience of the parties, any number of counterparts of this Sublease may be executed by one or more parties hereto and each such executed counterpart will be, and will be deemed to be, an original instrument.

9.4          Notices. Subject to Section 1.2 hereof, all notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and delivered personally or sent by United States certified or registered mail, postage prepaid, return receipt requested, if to:

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Sublessor:

Motient Communications, Inc.

300 Knightsbridge Pkwy.

Lincolnshire, IL 60069

Attention: Robert Macklin, Esq.

Sublessee:

Logo Acquisition Corporation

c/o Platinum Equity Advisors, LLC

360 N. Crescent Drive, South Building

Beverly Hills, California 90210

Attention: Eva M. Kalawski, Esq.

Facsimile: (310) 712-1863

or to such other addresses as any party hereto may, from time to time, designate in writing delivered in a like manner.

9.5          Successors and Assigns. This Sublease will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns in accordance with the terms of this Sublease.

9.6          Time of the Essence. Time is of the essence in the performance by Sublessee of its obligations hereunder.

9.7          Remedies Cumulative; Applicable Law. All rights and remedies of Sublessor under this Sublease will be cumulative and none will exclude any other rights or remedies allowed by law; and this Sublease and all of the terms thereof will be construed according to the laws of the Commonwealth of Pennsylvania, excluding any conflict of law provisions which would refer to the law of another jurisdiction.

9.8          Entire Agreement. This Sublease, together with an Asset Purchase Agreement, and Transition Services Agreement between the parties and any other agreements or understandings between the parties deriving from a related Asset Purchase Transaction with all of its exhibits and attachments, constitute the entire agreement of the parties with respect to the subject matter hereof, and all prior correspondence, memoranda, agreements or understandings (written or oral) with respect hereto are merged into and superseded by this Sublease.

9.9          Severability. If any term or provision of this Sublease, or the application thereof to any person or circumstance, will to any extent be invalid or unenforceable, the remainder of this Sublease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each provision of this Sublease will be valid and will be enforceable to the extent permitted by law.

9.10       Insurance. Sublessee agrees that it will comply with all the insurance obligations set forth in the Prime Lease. Sublessee shall deliver to Sublessor, on or prior to the Effective Date, certificates of such insurance and shall, at all times during the Term of this Sublease, deliver to Sublessor upon request true and correct copies of said insurance policies. The policies described in the Prime Lease shall (i) name Sublessor as an additional insured, (ii) provide that it will not be cancelled or reduced in coverage without thirty (30) days’ prior written notice to Sublessor and (iii) be primary coverage, so that any insurance coverage obtained by Sublessor shall be excess thereto.

9.11       Attorney’s Fees. “If any action at law or in equity is necessary to enforce or interpret the term of this Sublease the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which they be otherwise entitled.”

--7--

9.12       Jurisdiction. “This Sublease will be governed by and construed in accordance with the laws of the State of Illinois and any dispute between the parties resulting in litigation should be subject to the exclusive jurisdiction of the Courts of Illinois and the county where the Subleased Premises is situated.”

9.13       Sublessor’s Consent. “Wherever Sublessor’s consent may be required, it may not be unreasonably delayed or withheld or conditioned under unreasonable fees or requirements.”

9.14.     Reciprocal Rights. “Wherever Sublessor has the right to assess Sublessee with expenses or attorney’s fees Sublessee must have a reciprocal right and in all such instances the expenses and attorney’s fees must be reasonable.”

[Signature page follows]

--8--

IN WITNESS WHEREOF, the undersigned Sublessor and Sublessee have executed this Sublease effective as of the date and year first written above.

“Sublessor”

MOTIENT COMMUNICATIONS INC.

By:

Name:

Title

“Sublessee”

LOGO ACQUISITION CORPORATION

By:

Name:

Title

Consent to this Sublease is hereby approved by Prime Lessor as of [                   ].

“Prime Lessor”:

KNIGHTSBRIDGE II

By:

Name:

Title:

--9--

Exhibit D

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of [________], 2006, is entered into by and among Logo Acquisition Corporation, a Delaware corporation, (the “Purchaser”), Motient Communications Inc., a Delaware corporation (“Communications”), Motient License Inc., a Delaware corporation (“License”), Motient Services Inc., a Delaware corporation (“Services”), and Motient Holdings Inc., a Delaware corporation (the “Parent,” and together with Communications, License and Services, the “Seller Parties”), and Wells Fargo Bank, N.A., a national banking association, as escrow agent (“Escrow Agent”, which term shall also include any successor escrow agent appointed in accordance with Section 4(f) hereof).

This is the Escrow Agreement referred to in that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Purchaser and the Seller Parties. Capitalized terms used in this Agreement without definition shall have the respective meanings given to them in the Purchase Agreement.

The parties, intending to be legally bound, hereby agree as follows:

1.	APPOINTMENT OF ESCROW AGENT; ESTABLISHMENT OF ESCROW

(a)       The Purchaser and the Seller Parties hereby appoint Escrow Agent to act as escrow agent on the terms and conditions set forth herein, and Escrow Agent hereby accepts such appointment on such terms and conditions.

(b)       Pursuant to Section 2.9 of the Purchase Agreement, simultaneously with the execution and delivery of this Agreement, the Seller Parties are depositing with Escrow Agent, (i) an amount equal to Four Million Dollars ($4,000,000.00) (the “General Liability Escrow Fund”) and (ii) an amount equal to [____________] Dollars ($[_______]) (the “Specified Liability Escrow Fund”, and together with the General Liability Escrow Fund, the “Escrow Funds”). Escrow Agent acknowledges receipt of the Escrow Funds.

(c)       Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Funds pursuant to the terms and conditions hereof and on behalf of the Seller Parties and the Purchaser until such time as it is required to deliver the Escrow Funds as herein provided.

2.	INVESTMENT OF ESCROW FUNDS

(a)       The General Liability Escrow Fund shall be credited by Escrow Agent and recorded in an escrow account (the “General Liability Escrow Account”) and the Specified Liability Escrow Fund shall be credited by Escrow Agent and recorded in an escrow account (the “Specified Liability Escrow Account,” and together with the General Liability Escrow Account, the “Escrow Accounts”). The Purchaser and the Seller Parties shall from time to time jointly instruct Escrow Agent in writing to invest the Escrow Funds, to the extent possible, in specific United States Treasury Bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in the Wells Fargo Advantage Funds – Government Money Market Fund with Escrow Agent as directed in writing by the Purchaser and the Seller Parties in the form of Exhibit A to this Agreement, until disbursement of the entire Escrow Funds. In the absence of joint written direction, the Escrow Agent shall be permitted, and is hereby authorized, to invest the Escrow Funds in the Wells Fargo Advantage Funds – Government Money Market Fund. Interest earned on the Escrow Funds shall be deposited into and accrue in the respective Escrow Accounts. Escrow Agent is authorized to liquidate in accordance with its customary procedures any portion of the respective Escrow Funds consisting of investments to provide for payments required to be made under Section 3 of this Agreement.

(b)       Investments hereunder will be made as soon as possible following the availability of the Escrow Funds to Escrow Agent for investment.

(c)       Upon the written request of either of the Purchaser or the Seller Parties, at any time, Escrow Agent shall deliver to the requesting party such information as shall be reasonably requested with respect to the Escrow Funds.

3.	DISTRIBUTIONS

(a)       Escrow Agent shall make distributions from the Escrow Accounts in accordance with this Agreement and as follows:

(1)          Escrow Agent shall, after the earlier of (A) its receipt of jointly executed written instructions from the Purchaser and the Seller Parties (a “Disbursement Notice”) or (B) its receipt of a final and non-appealable order or determination from a court of competent jurisdiction (a “Disbursement Order”), promptly and in any event within five (5) Business Days of receipt of a Disbursement Notice or Disbursement Order, as applicable, disburse the specified Escrow Fund(s) and all accrued interest thereon to the applicable Person(s) specified in the Disbursement Notice or Disbursement Order, as applicable, and in accordance with the instructions set forth therein. Except as otherwise expressly provided in this Section 3(a), promptly after any disbursements pursuant to this Section 3(a), Escrow Agent shall notify the Purchaser or the Seller Parties (in each case, whoever did not receive the disbursement) of such disbursement.

(b)       In the case of any disbursements from either Escrow Account in accordance with the terms of this Agreement, the Purchaser and the Seller Parties authorize Escrow Agent to disburse funds from such Escrow Account in accordance with the provisions of this Section 3(b). Any disbursement hereunder shall be made by fedwire transfer of immediately available funds, as designated by the party to whom such payment is required to be made in accordance with Section 3(b) hereof in a writing, signed and delivered to Escrow Agent. Such writing shall indicate the Escrow Account name and number and the name and account number of the recipient, the name and ABA routing number of the recipient’s bank and the amount to be transferred to such recipient. In the case of fedwire transfer instructions, Escrow Agent is expressly authorized to rely on the account numbers and ABA routing numbers identified in the written instructions.

4.	DUTIES OF ESCROW AGENT

(a)       Escrow Agent shall be obligated only to perform the duties specifically set forth in this Agreement and shall under no circumstances be deemed to be a fiduciary to any party or any other Person. The Purchaser and the Seller Parties agree that Escrow Agent shall not assume any responsibility for the failure of the Purchaser and the Seller Parties to perform in accordance with this Agreement. Escrow Agent shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

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(b)       Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the Purchaser and the Seller Parties shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with this Agreement. Without impacting the foregoing, if either the Purchaser or the Seller Parties is required to make a payment under this Section 4(b), the Purchaser, on the one hand, and the Seller Parties, on the other hand, shall each contribute 50% of the amount of such payment. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of the Escrow Funds, or any loss of interest incident to any such delays.

(c)       Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(d)       Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. Any income earnings on the Escrow Funds shall be subject to withholding regulations then in force with respect to United States taxes. The Seller Parties will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 or W-8 for tax identification number certification, or non-resident alien certifications. This Section 4(d) and Section 4(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(e)       Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(f)        Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Funds to any successor Escrow Agent jointly designated by the Purchaser and the Seller Parties in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the appointment of a successor (including a court of competent jurisdiction) or

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(b) the day which is 30 days after the date of delivery of its written notice of resignation to the Purchaser and the Seller Parties. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Escrow Funds until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the Purchaser and the Seller Parties or a final non-appealable order of a court of competent jurisdiction.

(g)       In the event of any disagreement between the Purchaser and the Seller Parties resulting in adverse claims or demands being made in connection with any Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain such Escrow Fund until Escrow Agent shall (i) have received a final non-appealable order of a court of competent jurisdiction directing delivery of such Escrow Fund, (ii) have received a written agreement executed by the Purchaser and the Seller Parties directing delivery of such Escrow Fund, in which event Escrow Agent shall disburse such Escrow Fund in accordance with such order or agreement or (iii) file an interpleader action in any court of competent jurisdiction. Escrow Agent shall act on such court order without further question.

(h)       The Purchaser shall pay Escrow Agent compensation for the services to be rendered by Escrow Agent hereunder as stated in the fee schedule attached hereto as Exhibit B and agrees to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). There shall be no fees, expenses or other charges paid from the Escrow Funds.

(i)        No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers, or duties of Escrow Agent shall be issued by the Purchaser and the Seller Parties or on such parties’ behalf unless Escrow Agent shall first have given its specific written consent thereto.

(j)        The Purchaser and the Seller Parties authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

5.	LIMITED RESPONSIBILITY

This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the Purchaser and the Seller Parties, including but not limited to the Purchase Agreement, except this Agreement.

6.	OWNERSHIP FOR TAX PURPOSES

The parties hereto agree that, for purposes of federal and other taxes based on income, the Seller Parties will be treated as the owner of the Escrow Funds, and that the Seller Parties will report all interest and other income, if any, that is earned on, or derived from, the Escrow Funds as their income in the taxable year or years in which such income is properly includible and pay the taxes, if any, attributable thereto.

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7.	NOTICES

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties as follows:

If to the Seller Parties, to:	Motient Corporation
300 Knightsbridge Parkway Lincolnshire, IL 60069
Attention: Christopher Downie
Fax: (847) 478-4810

with a copy to (which shall not constitute notice):	Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002
Attention: William Mark Young, Esq.
Fax: (713) 238-7111

If to the Purchaser, to:	c/o Platinum Equity Advisors, LLC 360 N. Crescent Drive, South Building Beverly Hills, California 90210
Attention: Eva M. Kalawski, Esq.
Fax: (310) 712-1863

with a copy to (which shall not constitute notice):	Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071-2007
Attention: Jeffrey L. Kateman, Esq. and Paul D. Tosetti, Esq.
Fax: (213) 891-8763

If to Escrow Agent, to:	Wells Fargo Bank, N.A.
Corporate Trust Services 707 Wilshire Blvd., 17th Floor Los Angeles, CA 90017
Attention: Sandy Chan
Fax: (213) 614-3355

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

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8.	GOVERNING LAW; JURISDICTION; VENUE

(a)       This Agreement and all claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without reference to conflicts of Law rules thereof.

(b)       Any process against the Purchaser or the Seller Parties in, or in connection with, any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement may be served personally or by certified mail at the address set forth in Section 7 with the same effect as though served on it personally. The Purchaser and the Seller Parties hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York or any court of the State of New York located in Manhattan and irrevocably waive any and all objections to jurisdiction and review or venue that each may have under the Laws of New York or the United States.

9.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Unless an original is required under applicable Law, a facsimile signature page shall be deemed an original.

10.	INTERPRETATION

Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. The word “or” is not exclusive and the words “include” and “including” are not limiting. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The terms “dollars” and “$” mean United States dollars. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. Any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified. Any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder. Unless expressly provided otherwise, all references to Exhibits, Articles and Sections herein shall refer to Exhibits, Articles and Sections of this Agreement. The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.	WAIVER; CONSENTS

Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the party affected thereby only by a written instrument signed by the party granting such waiver. No waiver, or failure to insist upon strict compliance, by any party of any condition or any breach of any obligation, term, covenant, representation, warranty or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppels with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty or agreement. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

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12.	AMENDMENT AND MODIFICATION

This Agreement may be amended, modified, terminated, rescinded or supplemented only by written agreement of the parties hereto.

13.	ENTIRE AGREEMENT; ASSIGNMENT

This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. Neither party shall assign this Agreement or its rights or obligations hereunder by operation of law or otherwise; provided that the Seller Parties acknowledge and agree that the Purchaser may without the consent of the Seller Parties (i) assign its rights and obligations under this Agreement to one or more Affiliates; provided, however, that no such assignment shall relieve the Purchaser of its obligations under this Agreement, (ii) make a collateral assignment of any rights or benefits hereunder to any lender, or (iii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of the Purchaser or all or substantially all of the assets of the Purchaser. Any attempted assignment in violation of this Section 13 by any party hereto shall be null and void.

14.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected and there shall be deemed substituted for the provision or provisions at issue a valid, legal and enforceable provision as similar as possible to the provision at issue so as reasonably to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

(Signature page follows)

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

LOGO ACQUISITION CORPORATION

By:
Name:
Title:

MOTIENT COMMUNICATIONS INC.

By:
Name:
Title:

MOTIENT LICENSES INC.

By:
Name:
Title:

MOTIENT SERVICES INC.

By:
Name:
Title:

MOTIENT HOLDINGS INC.

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

[Escrow Agreement]